SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

      Filed by the Registrant ☒

      Filed by a Party other than the Registrant ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12

Computer Network Technology Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
GENERAL
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION TABLES
EMPLOYMENT AGREEMENTS
COMPARATIVE STOCK PRICE PERFORMANCE
PROPOSAL TO AMEND THE 1992 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SHAREHOLDER PROPOSALS AND OTHER MATTERS
EXHIBIT A
1992 EMPLOYEE STOCK PURCHASE PLAN
You can now access your Computer Network Technology Corporation account online.

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

May 15, 2003

Dear Shareholder:

      You are cordially invited to attend the annual meeting of Shareholders of Computer Network Technology Corporation at our headquarters, 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, on Wednesday, June 25, 2003, beginning at 10:00 a.m. (local time). Please refer to the map in the back of this proxy statement for directions to our headquarters.

      The Secretary’s Notice of annual meeting and the proxy statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will discuss our performance in fiscal year 2002 and report on current items of interest to our shareholders. In addition, certain members of our board and our executives, as well as representatives of KPMG LLP, our independent auditors, will be available to answer your questions.

      I hope you will be able to attend the meeting in person and look forward to seeing you. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted, even if you plan to attend the meeting. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card. If you attend the meeting you may withdraw any proxy previously given and vote your shares in person.

      On behalf of your board and our employees, thank you for your continued support of and interest in Computer Network Technology Corporation.

Sincerely,

Thomas G. Hudson
Chairman of the Board, President
and Chief Executive Officer

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 25, 2003

TO OUR SHAREHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Computer Network Technology Corporation, a Minnesota corporation, will be held on Wednesday, June 25, 2003 at our headquarters at 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, beginning at 10:00 a.m. (local time) for the following purposes:

(1)	To fix the number of directors at seven and to elect seven persons to our board to serve until the next annual meeting of the shareholders;

(2)	To amend our 1992 Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder by 1,300,000 to 2,800,000; and to increase to $7,500 the amount that may be withheld by any participant to purchase shares of common stock under the plan during any purchase period;

(3)	To ratify and approve the appointment of KPMG LLP as independent auditors for our fiscal year ending January 31, 2004; and

(4)	To transact other business that may properly come before the meeting.

      Shareholders of record as of the close of business on April 28, 2003 are the only persons entitled to notice of and to vote at the meeting.

      Whether or not you expect to attend the meeting, please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

Gregory T. Barnum
Vice President of Finance, Chief Financial Officer and Corporate Secretary

May 15, 2003

Minneapolis, Minnesota

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held
June 25, 2003

GENERAL

      This proxy statement is furnished in connection with the solicitation by the board of directors of Computer Network Technology Corporation of proxies to be voted at our annual meeting of shareholders to be held on Wednesday, June 25, 2003 at our headquarters located at 6000 Nathan Lane North, Plymouth, Minnesota, 55442 beginning at 10:00 a.m. (local time), and at any adjournments thereof. This proxy statement and the accompanying proxy card are furnished in connection with the proxy solicitation and are being mailed to shareholders beginning approximately May 15, 2003. The board recommends that shareholders vote in favor of Items 1, 2, and 3. Shares represented by properly executed and returned proxies will, unless otherwise specified on the proxy card, be voted FOR all of the nominees listed in Item 1 and FOR Items 2 and 3, as set forth on the proxy card, and will be voted in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting. A shareholder voting through a proxy who abstains with respect to a certain proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a proxy holder to vote, or withholds authority to vote, on a certain proposal shall not be considered present and entitled to vote on any such proposal.

      The proxy may be revoked at any time prior to its exercise by providing written notice of revocation or another proxy bearing a later date to the Secretary of Computer Network Technology Corporation at the address set forth above or at the annual meeting.

      We will pay expenses incurred in connection with the solicitation of proxies. Proxies are being solicited by mail. In addition, our directors, officers and other employees may solicit proxies personally or by telephone without additional compensation to them. We have requested brokerage houses, nominees, custodians, and fiduciaries to forward solicitation material to the beneficial owners of our common stock and we will reimburse such persons for their expenses.

      We are pleased to offer our shareholders of record the opportunity to receive shareholder communications electronically. By signing up for electronic delivery of documents such as the annual report and the proxy statement, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your shareholder votes online. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. To sign up for electronic delivery, visit http://eproxy.com/cmnt and enter information for all of your CNT shareholdings. Your enrollment will be effective until canceled. If you have questions about electronic delivery, please call our Investor Relations at (763) 268-6130. By accepting our annual meeting materials online, you may incur costs from service providers such as your Internet access provider and your telephone company.

      Shareholders of record as of the close of business on April 28, 2003 are the only persons entitled to vote at the annual meeting. As of that date, there were issued and outstanding 26,987,874 shares of our common stock, our only authorized and issued voting security. Each shareholder is entitled to one vote for each share held.

ELECTION OF DIRECTORS
(Item 1 on proxy card)

      Our by-laws provide that the number of directors that constitute our board shall be fixed from time to time by our shareholders and that directors shall be elected at the annual meeting and shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Our board of directors currently consists of five directors, and the board of directors has determined to increase the size of the board of directors to seven members at the annual meeting. Our board of directors, with the recommendation of its nominating committee, has nominated the incumbent directors, being Messrs. Hudson, Gross, Kelen, Rollwagen and McLernon, and the new nominees, being Ms. Earley and Mr. Ryan, for election as directors. Our board recommends a vote FOR the election of all nominees.

      The accompanying proxy will be voted in favor of the election of the following nominees as directors, unless the shareholder giving the proxy indicates to the contrary on the proxy. All nominees have agreed to stand for election at the annual meeting. If any nominee is not available as a candidate for director at the time of the annual meeting, the proxies will be voted for another nominee designated by our board to fill such vacancy, unless the shareholder giving the proxy indicates to the contrary on the proxy.

      The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the election of directors and present, in person or by proxy, at the annual meeting is required to elect each of the five nominees named below.

Nominees to the Board

     Incumbent Nominees

      Thomas G. Hudson, 57, has served as our President and as our Chief Executive Officer since June 1996, as a director since August 1996 and as our Chairman of the Board since May 1999. From 1993 to June 1996, Mr. Hudson served as Senior Vice President of McGraw Hill Companies, a leading information services provider, serving also as General Manager of its F.W. Dodge Division, and as Senior Vice President, Corporate Development. From 1968 to 1993, Mr. Hudson served in a number of management positions at IBM Corporation, most recently as Vice President Services Sector Division. Mr. Hudson’s IBM career included varied product development, marketing and strategic responsibilities for IBM’s financial services customers and extensive international and large systems experience. Mr. Hudson is a graduate of the University of Notre Dame and New York University. Mr. Hudson attended the Harvard Advanced Management Program in 1990. Mr. Hudson also serves on the board of directors of Ciprico, Inc., Lawson Software, Inc., and PLATO Learning, Inc., all of which are public companies.

      Patrick W. Gross, 58, has been a director since July 1997. Mr. Gross is chairman of the Lovell Group, a private business and technology advisory and investment firm. Mr. Gross is a founder of American Management Systems, Inc. (“AMS”), an information technology, software development, and systems integration firm. He served as Principal Executive Officer and Managing Director of AMS from its incorporation in 1970 until 2002. He was elected chairman of AMS’s Executive Committee in 1982. He remains a senior advisor to AMS. Mr. Gross is also chairman of the board of directors of Baker and Taylor, Inc., a private company. He is also chairman of the board of Aegis Communications Group, Inc., a director of Capital One Financial Corporation, and a director of Mobius Management Systems, Inc., all of which are public companies. Mr. Gross is a graduate of Rensselaer Polytechnic Institute, and earned graduate degrees from the University of Michigan and Stanford University Graduate School of Business.

      Erwin A. Kelen, 67, has been a director since June 1988. Mr. Kelen is President of Kelen Ventures and a principal with Quatris Fund, both private investment entities. Mr. Kelen is a private investor active in venture capital investments, investment management and helping small companies grow. From 1984 to 1990, Mr. Kelen was President and Chief Executive Officer of DataMyte Corporation, a wholly owned subsidiary of Allen Bradley Co. Mr. Kelen is also a director of Printronix, Inc., Insignia Systems, Inc. and CyberOptics Corporation, all of which are public companies. Mr. Kelen is a graduate of the Technical University of Budapest and the University of Minnesota Graduate School.

      John A. Rollwagen, 62, has been a director since June 1993 and served as our Chairman of the Board from December 1995 to May 1999. Mr. Rollwagen is a private investor and principal with Quatris Fund, a private investment entity. From January 1993 to May 1993, Mr. Rollwagen served as U.S. Department of Commerce Deputy Secretary-Designate. Beginning in 1975, Mr. Rollwagen served in executive capacities with Cray Research, Inc. Mr. Rollwagen served as Chairman and Chief Executive Officer of Cray from 1981 to 1993. Mr. Rollwagen serves as chairman of PartnerRe Ltd. and director of Lexar Media, Inc., which are both public companies, and is a director of several private companies. Mr. Rollwagen is a graduate of The Massachusetts Institute of Technology and Harvard Graduate School of Business Administration.

      Lawrence A. McLernon, 64, has been a director since September 2001. Mr. McLernon has been Chairman and Chief Executive Officer of McLernon Enterprises Inc., a holding company since September 1991. Mr. McLernon has over 35 years of professional experience serving the telecommunications and high tech industries. From October 2000 to September 2002, Mr. McLernon served as Executive Vice President of Dynegy Inc. and Chairman and Chief Executive Officer of Dynegy Global Communications, a principal business segment of Dynegy Inc. From September 1998 to September 2000, Mr. McLernon was Chairman, President and Chief Executive Officer of Extant, Inc. Mr. McLernon began his career in the Bell system with assignments at New York Telephone and Bell Telephone Laboratories. Mr. McLernon is not currently serving on the board of any other public company. He has also served on various philanthropic and civic boards. Mr. McLernon holds a bachelor’s degree from St. Bonaventure University.

The New Nominees

      Kathleen B. Earley, 51, was employed at AT&T from 1994 through September 2001. At AT&T, she was Senior Vice President of Enterprise Networking and Chief Marketing Officer, where she oversaw all AT&T business-related brand, image and advertising and marketing strategy. At AT&T, Ms. Earley was best known as President of AT&T Data & Internet Services, the $8 billion AT&T business unit that provided Internet Protocol (IP), web hosting, data and managed network services. She also served as President of AT&T Internet Services, where she lead the development of IP strategy and product line launch. Prior to joining AT&T, Ms. Earley was employed by IBM Corporation for 17 years with positions in sales, marketing, planning and strategy development. Ms. Earley was formerly a director of Standard Microsystems Corporation and is currently a director of Telespree Communications, a private company. Ms. Earley is a graduate of the University of California, Berkley and earned a Bachelor of Science degree in accounting and a Masters of Business Administration in finance.

      Bruce J. Ryan, 59, was a member of the Board of Directors of Inrange Technologies Corporation from September 2000 through May 2003, when it was acquired by Computer Network Technology Corporation. From 1998 to 2002, he was Executive Vice President and Chief Financial Officer of Global Knowledge Network, Inc., a provider of information technology and computer software training programs and certifications. From 1994 to 1998, he was Executive Vice President and Chief Financial Officer of Amdahl Corporation, a provider of information technology solutions. Mr. Ryan also held executive operating and financial positions at Digital Equipment Corporation. Mr. Ryan also serves on the boards of directors of Ross Systems, Inc. and Axeda Systems, Inc., both of which are public companies. Mr. Ryan earned a Bachelor of Science in Business Administration from Boston College and an MBA from Suffolk University.

Corporate Governance; Meetings and Committees of our Board

      The board held 15 meetings during fiscal year 2002 and otherwise conducted business by written resolutions signed by all directors. Each director attended at least 75% of the total number of meetings of the board plus the total number of meetings of all committees of our board on which he served.

      The audit committee of our board recommends to our board the selection of independent auditors, supervises the activities and reports of the independent auditors, and reviews management’s implementation of our internal accounting controls. The audit committee is presently comprised of Messrs. Gross, McLernon and Rollwagen. Mr. Kelen served on the audit committee prior to May 2002. The audit committee held two meetings in fiscal year 2002.

      The compensation committee of our board is comprised of Messrs. Gross, McLernon and Rollwagen. Mr. Kelen served on the compensation committee prior to May 2002. The primary purpose of this committee is outlined in the “Report on Executive Compensation” contained in this Proxy Statement. The compensation committee held four meetings in fiscal year 2002 and otherwise conducted business by written resolutions signed by the Committee members.

      The nominating committee of our board was established in January 2003. The nominating committee is comprised of Messrs. Gross, McLernon and Rollwagen. The purpose of this committee is to identify individuals qualified to become members of our board and to recommend to our board the selection of director nominees for the annual meeting of shareholders. The committee did not meet in fiscal 2002, however the nominating committee did meet in fiscal 2003 for the purpose of recommending the director nominees to stand for election at this annual meeting.

Compensation of Directors

      Directors who are not employees receive a retainer of $5,000 per quarter, plus reimbursement of out-of-pocket expenses incurred on our behalf. During fiscal year 2002, each of our non-employee directors also received an option to purchase 20,000 shares of our common stock under our 1992 Stock Award Plan. In addition, Mr. Rollwagen and Mr. Kelen both participate in our medical and dental plans. Under the terms, we cover 80% of the premium cost for Mr. Rollwagen and Mr. Kelen, which in 2002 totaled $6,849 and $3,561, respectively. In addition, starting in fiscal 2003, each non-employee director will receive $500 for each board and board committee meeting attended, except the chairman of the audit committee will receive a fee of $1,500 for each audit committee meeting attended, and the chairman of the compensation committee will receive a fee of $1,000 for each compensation committee meeting attended.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of April 1, 2003, certain information with respect to all shareholders known to us to have been beneficial owners of more than 5% of our common stock, and information with respect to our common stock beneficially owned by each director, each executive officer named in the Compensation Table on page 8, and all directors and executive officers as a group. Unless otherwise indicated, each person named in the table has sole voting and investment power as to the common stock shown.

	Amount and Nature of	Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership	Stock Outstanding

Leroy C. Kopp, Kopp Investment Advisors, Inc.(1) Kopp Holding Company and Kopp Emerging Growth Fund 7701 France Avenue South, Suite 500 Edina, Minnesota 55435	4,708,887	17.46%
Royce & Associates, LLC(2) 1414 Avenue of the Americas New York, New York 10019	2,446,400	9.07%
Thomas G. Hudson(3),(12)	874,987	3.15%
Erwin A. Kelen(4),(11),(12)	524,577	1.92%
John A. Rollwagen(4),(12)	235,000	*
Patrick A. Gross(4),(11),(12)	165,834	*
Lawrence McLernon(4),(12)	64,444	*
Mark R. Knittel(5),(12)	208,884	*
William C. Collette(6),(12)	143,653	*
Gregory T. Barnum(7),(12)	190,602	*
Jeffrey A. Bertelsen(8),(12)	22,938	*
James A. Fanella(9),(12)	—	*
All executive officers and directors as a group (10 persons)(10)(11)	2,430,919	8.38%

*	Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)	According to a Schedule 13G filed with the SEC on January 27, 2003, Leroy C. Kopp, Kopp Investment Advisors, Inc, Kopp Holding Company and Kopp Emerging Growth Fund collectively own 4,708,887 shares of our common stock. The filing of the Schedule 13G states that the filing shall not be construed as an admission that the persons filing are beneficial owners of the shares covered by the Schedule 13G filing.

(2)	According to a Schedule 13G filed with the SEC on February 4, 2003, Royce & Associates, LLC, a registered investment advisor, is deemed to have beneficial ownership of 2,446,400 shares of our common stock.

(3)	Includes 785,721 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days. Also includes 4,411 shares held by Fidelity Investments as trustee of our 401(k) plan.

(4)	Includes 291,667, 230,000, 165,834, 64,444 shares of common stock that may be acquired upon the exercise of non-qualified stock options held by Messrs. Kelen, Rollwagen, Gross and McLernon, respectively. These options are currently exercisable or are exercisable within 60 days. Includes 5,000 shares held in Mr. Rollwagen’s Individual Retirement Account.

(5)	Includes 167,503 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(6)	Includes 132,374 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(7)	Includes 176,753 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days. Also includes 1,099 shares of common stock held by Fidelity Investments as trustee of our 401(k) plan.

(8)	Includes 20,688 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(9)	Mr. Fanella was hired as our Executive Vice President of Worldwide Sales and Services in February 2003. In connection with his employment, Mr. Fanella received an option to purchase 250,000 shares of our common stock at an exercise price of $7.19 per share. The option vests ratably over a four-year period from the grant date. None of the options are currently exercisable within 60 days.

(10)	Includes 2,034,984 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options. These options are currently exercisable, or become exercisable within 60 days. Includes only executive officers and directors as of April 1, 2003. Includes 5,510 shares of common stock held by Fidelity Investments as trustee of our 401(k) plan for the benefit of Messrs. Hudson and Barnum. Includes 5,000 shares held in Mr. Rollwagen’s Individual Retirement Account.

(11)	Messrs. Kelen and Rollwagen have effective 10(b)5-1 trading plans under which an aggregate of 215,000 shares of our common stock (as of April 1, 2003) may be sold. The terms of these plans were previously disclosed pursuant to a Form 8-K filed on February 11, 2002.

(12)	Unless otherwise indicated, the address of such person is 6000 Nathan Lane North, Plymouth, Minnesota 55442.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our common stock, to file periodic reports of ownership and changes in ownership with the SEC. During fiscal year 2002, based solely on our review of the copies of such reports received by us, and from written representations received from reporting persons regarding their required periodic filings, we believe that all persons made all required filings under Section 16(a) with respect to our common stock.

REPORT ON EXECUTIVE COMPENSATION

Overview

      The compensation committee of our board is comprised entirely of independent, outside directors and is responsible for recommending to the board our executive compensation philosophy, for determining all aspects of the Chief Executive Officer’s compensation, and for review and approval of recommendations for compensation paid to other executives. The compensation committee is also responsible for administering our stock-based compensation plans. During fiscal year 2002, the compensation committee was comprised of Messrs. Rollwagen, Gross and McLernon. Mr. Kelen served on the compensation committee prior to May 2002.

      The primary objectives of executive compensation are to provide compensation that will attract, retain, reward and motivate a highly effective executive team who will lead CNT in achieving our business goals in a highly competitive and rapidly changing industry; to ensure that compensation opportunities for executives are competitively positioned and yet reasonable in light of CNT’s objectives; and to emphasize and reinforce the link of pay for individual and company performance.

      The compensation committee believes that CNT’s executive compensation program provides an overall level of compensation opportunity that is competitive with comparably sized companies within the computer industry.

Components of Executive Compensation

      Our total compensation for executives consists of annual cash compensation in the form of base salaries and bonuses, and long-term incentives in the form of participation in our executive deferred compensation plan and options to acquire common stock. In addition, executives are provided with the same level and types of benefits that are generally available to other employees. CNT’s executive compensation strategy is designed to base a significant portion of an executive’s overall compensation on our financial performance. The following sections describe each component of executive compensation.

Annual Cash Compensation

      Base salary and bonuses are established for CNT’s executives each year based on the executive’s job responsibilities, level of experience, overall performance and contributions, future potential, as well as information obtained with respect to competitive pay practices. Comparative compensation data was derived from an analysis of external compensation surveys encompassing companies of similar size and industry, and from outside consultants. Bonuses may be based on a combination of CNT’s annual bonus plan, individual performance bonuses or sales commissions. For fiscal year 2002, base salaries and bonuses for CNT’s executives, other than its Chief Executive Officer, were recommended to the compensation committee by CNT’s Chief Executive Officer, after consideration was given to the factors noted above and consultation with our Senior Director of Human Resources.

      CNT’s annual bonus plan is an incentive program which provides executives and other key contributors with the opportunity to earn a cash bonus if we achieve certain performance measurements, with the amount of bonus payment specifically tied to the achievement of these measures. For fiscal year 2002, the key performance measurement was operating profitability. For fiscal year 2003, the key performance measurement will also be operating profitability.

      The annual bonus for an executive is determined by multiplying the executive’s eligible base compensation by our annual bonus plan factor, and the executive’s individual bonus participation rate. CNT’s annual bonus plan factor is based on a chart that outlines payout percentages for achievement of defined levels of the key performance measurements (operating profitability in 2002 and 2003). The annual bonus participation rate for each executive is based on the executive’s expected level of contribution to our overall financial performance.

      In fiscal year 2002, the individual bonus participation rates for executives ranged from 25% to 70%. CNT’s annual bonus plan factor for fiscal year 2002 was zero because we were not profitable. As a result, executives participating in CNT’s annual bonus plan for fiscal year 2002 did not earn a bonus. As a further example, if the payout percentage for fiscal year 2002 had been 80%, based on achievement of the key performance measurements, an executive earning $150,000 annually with an individual bonus participation rate of 30%, would have earned an annual bonus for fiscal year 2002 of $36,000 ($150,000 x .30 x .80).

      Certain executives earned commissions and other bonuses in fiscal year 2002 by achieving various predetermined goals and objectives. For example, CNT’s Group Vice President of Worldwide Product Operations earned bonuses in fiscal year 2002 for achievement of various product development and product quality objectives.

Long Term Incentives

      Stock options are a key tool to recruit, retain, and motivate executive officers and other key employees. The compensation committee determines the timing and number of stock option grants for our executives, including CNT’s Chief Executive Officer, based on the anticipated contribution of the executive to our overall financial performance, and the executive’s level of responsibility within the organization. In determining the number of options to be granted, the compensation committee also takes into consideration the number of options then held by the executive. All stock options granted have an exercise price equal to fair market value on the date of grant, generally vest over a four year period and expire ten years from the date of grant.

      In fiscal year 2002, options to purchase 370,000 shares of common stock were granted to selected members of the executive team at an average exercise price of $7.76 per share, and vest ratably over a four-year period from the grant date. In February 2003, options to purchase an additional 152,000 shares of common stock were granted to selected members of the executive team at an exercise price of $6.57 per share, and vest ratably over a four-year period from the grant date. In February 2003 we hired James A. Fanella as our Executive Vice President of Worldwide Sales and Services. In connection with his employment, Mr. Fanella received an option to purchase 250,000 shares of our common stock at an exercise price of $7.19 per share, vesting ratably over a four-year period from the grant date.

      CNT’s executive deferred compensation plan provides eligible executives with the opportunity to defer compensation and receive a matching contribution equal to 20% of deferrals, up to an annual maximum of $10,000 per year. The matching contribution is fully vested after four years of service.

Compensation for CNT’s President and Chief Executive Officer

      The fiscal year 2002 compensation plan for CNT’s President and Chief Executive Officer, Thomas G. Hudson, included annual base salary of $350,000, and participation in CNT’s annual bonus plan at a rate of 70%. Mr. Hudson’s base salary for fiscal year 2003 will increase to $367,500, and his participation in CNT’s annual bonus plan will increase to a rate of 100%. There were 200,000 stock options granted to Mr. Hudson in fiscal year 2002. In February 2003, Mr. Hudson received an additional stock option grant for 62,000 shares. The option grants made to Mr. Hudson were based upon his performance and leadership. The grants place a significant portion of his total compensation at risk, since the value of the options depends on the appreciation of our common stock over the option term.

Internal Revenue Code Section 162(m)

      Internal Revenue Code Section 162(m) limits the deductibility of compensation over $1 million paid by a company to an executive officer in certain circumstances. Because the 2002 and 1992 stock award plans have been approved by our shareholders and because the maximum number of shares that may be awarded to any employee or other participant under such plans in any calendar year is limited to 750,000 shares, the compensation committee believes that compensation with respect to any stock options granted to executive officers will qualify as performance-based compensation not subject to the $1 million limit under Section 162(m). The compensation committee does not otherwise currently have a policy with respect to Section 162(m) because the compensation committee believes that it is unlikely that such limit will apply to compensation paid by us to any of our executive officers for at least the current year.

JOHN ROLLWAGEN
PATRICK A. GROSS
LAWRENCE MCLERNON
Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

      The following table sets forth for our Chief Executive Officer and our four other most highly compensated executive officers information concerning compensation earned for services in all capacities during fiscal year 2002, as well as compensation earned by each such person for the two previous fiscal years (if the person was the Chief Executive Officer or another executive officer during any part of such fiscal year):

					Long Term
		Annual Compensation			Compensation
					Shares
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)	Compensation($)

Thomas G. Hudson(1)	2002	$336,750	—	$43,622	200,000	$12,500
Chairman of the Board,	2001	$305,250	$102,564	$(102,016)	274,129	$12,500
President and Chief	2000	$330,000	$201,201	$(139,708)	—	$14,000
Executive Officer
Mark R. Knittel(2)	2002	$191,400	$35,000	$(15,857)	50,000	$8,219
Group Vice President of	2001	$185,000	$121,080	$(13,778)	92,503	$8,000
Worldwide Product	2000	$200,000	$115,660	$(14,387)	—	$6,003
Operations
William C. Collette(3)	2002	$171,750	$30,000	$(8,257)	40,000	$3,773
Chief Technology Officer	2001	$166,500	$83,931	$(7,281)	92,252	$2,932
and Vice President of	2000	$180,000	$83,052	$(9,468)	—	$2,304
Advanced Technology
Gregory T. Barnum(4)	2002	$195,150	—	$(11,194)	55,000	$4,323
Chief Financial Officer	2001	$185,000	$203,280	$(10,782)	92,503	$4,690
Vice President of Finance	2000	$200,000	$93,800	$(3,971)	—	$2,700
and Corporate Secretary
Jeffrey A. Bertelsen(5)	2002	$135,875	—	$(3,482)	25,000	$3,330
Corporate Controller and	2001	$125,125	$17,012	$(1,184)	9,813	$3,220
Treasurer	2000	$126,660	$23,761	$(2,550)	10,000	$1,467

(1)	Mr. Hudson did not receive an annual bonus for fiscal year 2002 under CNT’s annual bonus plan because we were not profitable. Other annual compensation in fiscal year 2002 consisted of earnings for the account of Mr. Hudson under our executive deferred compensation plan. All other compensation in fiscal year 2002 consisted of a $2,500 401(k) match and a $10,000 executive deferred compensation match.

(2)	Mr. Knittel did not receive an annual bonus for fiscal year 2002 under CNT’s annual bonus plan because we were not profitable. Other bonuses in fiscal year 2002 consisted of $35,000 in performance bonuses. Other annual compensation in fiscal year 2002 consisted of losses for the account of Mr. Knittel under our executive deferred compensation plan. All other compensation in fiscal year 2002 consisted of a $1,787 401(k) match and a $6,432 executive deferred compensation match.

(3)	Mr. Collette did not receive an annual bonus for fiscal year 2002 under CNT’s annual bonus plan because we were not profitable. Other bonuses in fiscal year 2002 consisted of $30,000 in performance bonuses. Other annual compensation in fiscal year 2002 consisted of losses for the account of Mr. Collette under our executive deferred compensation plan. All other compensation in fiscal year 2002 consisted of a $2,554 401(k) match and a $1,219 executive deferred compensation match.

(4)	Mr. Barnum did not receive a bonus in fiscal year 2002 under CNT’s annual bonus plan because we were not profitable. Other annual compensation in fiscal year 2002 consisted of losses for the account of Mr. Barnum under our executive deferred compensation plan. All other compensation in fiscal year 2002 consisted of a $2,583 401(k) match and a $1,740 executive deferred compensation match.

(5)	Mr. Bertelsen did not receive a bonus in fiscal year 2002 under CNT’s annual bonus plan because we were not profitable. Other annual compensation in fiscal year 2002 consisted of losses for the account of Mr. Bertelsen under our executive deferred compensation plan. All other compensation in fiscal year 2002 consisted of a $2,610 401(k) match and a $720 executive deferred compensation match.

OPTION TABLES

      The following tables summarize stock option grants and exercises during fiscal year 2002 to or by the named officers and certain other information relative to such options.

Options Grants in Fiscal Year 2002

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Shares	Total Options			Appreciation for Option
	Underlying	Granted to			Term(3)
	Options	Employees in	Exercise
Name	Granted	Fiscal Year	Price(2)	Expiration Date	5%	10%

Thomas G. Hudson(1)(4)	100,000	3.36%	$11.35	February 24, 2012	$713,795	$1,808,898
	100,000	3.36%	$4.35	October 6, 2012	$284,889	$721,965
Mark R. Knittel(1)	20,000	.67%	$11.35	February 24, 2012	$142,759	$361,780
	30,000	1.01%	$4.35	October 6, 2012	$85,467	$216,590
William C. Collette(1)	20,000	.67%	$11.35	February 24, 2012	$142,759	$361,780
	20,000	.67%	$4.35	October 6, 2012	$56,978	$144,393
Gregory T. Barnum(1)(4)	25,000	.84%	$11.35	February 24, 2012	$178,449	$452,224
	30,000	1.01%	$4.35	October 6, 2012	$85,467	$216,590
Jeffrey A. Bertelsen(1)	10,000	.34%	$11.35	February 24, 2012	$71,380	$180,890
	15,000	.50%	$4.35	October 6, 2012	$42,733	$108,295

(1)	Subject to acceleration at the discretion of the compensation committee or upon the death or disability of the optionee, each option generally becomes cumulatively exercisable with respect to 25% of the shares covered on each of the first four anniversaries of the grant date.

(2)	Fair market value per share on the date of grant as determined in accordance with our stock award plan.

(3)	The 5% and 10% assumed rate of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price.

(4)	Options granted to Mr. Hudson and Mr. Barnum may accelerate under certain circumstances. See the “Employment Agreements” section later in this document for a description of their employment agreements.

Aggregated Option Exercises In Fiscal Year 2002 and Year-End Option Values

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options at
	Acquired on	Value	Options at Fiscal Year-End(#)		Fiscal Year-End(2)
Name	Exercise(#)	Realized(1)	Exercisable/Unexercisable(3)		Exercisable/Unexercisable(3)

Thomas G. Hudson	—	—	618,221/	477,500	$709,494/	$296,000
Mark R. Knittel	55,000	$771,008	117,503/	140,000	$19,325/	$88,800
William C. Collette	—	—	93,624/	118,750	$39,433/	$59,200
Gregory T. Barnum	15,750	$261,113	122,503/	145,000	$0/	$88,800
Jeffrey A. Bertelsen(4)	750	$6,750	12,563/	37,625	$6,427/	$44,400

(1)	The dollar value realized is equal to the difference between the closing market value on the date the shares were exercised and the exercise price.

(2)	The dollar value of unexercised in-the-money options at fiscal year end is equal to the difference between the market value of the shares underlying the options and the exercise price.

(3)	This represents options as of the end of fiscal year 2002.

(4)	This represents the vesting of 750 shares of restricted stock.

Equity Compensation Plan Information As of January 31, 2003

	(a)	(b)	(c)

			Number of Securities Remaining
	Number of Securities	Weighted-Average	Available for Future Issuance
	to be Issued Upon	Exercise Price of	Under Equity Compensation
	exercise of	Outstanding	Plans (excluding securities
Plan Category	Outstanding Awards	Awards	reflected in column (a))

Equity Compensation Plans Approved by Shareholders:
1992 Stock Award Plan	4,216,834	$10.96	434,555
1992 Employee Stock Purchase Plan	—	—	146,936
2002 Stock Award Plan	95,003	$4.53	904,997
Equity Compensation Plans Not Approved by Shareholders	3,280,204	$10.70	1,528,913

Total	7,592,041	$10.77	3,015,401

      The above table includes outstanding stock options and unvested restricted stock grants. We have not submitted to our shareholders for approval our 1997 restricted stock plan or our 1999 non-qualified stock award plan. Following is a brief description of each plan.

      The 1997 plan generally permits us to make stock awards at the discretion of the compensation committee to full-time employees of CNT, or any subsidiary thereof, who is not, at the time of such award, an officer or director of CNT. Stock awards also may be granted to certain other individuals set forth in the 1997 plan, provided that the maximum number of shares that may be granted to any eligible participant under the plan in any fiscal year may not exceed 25,000 shares (subject to adjustment pursuant to the plan). We have reserved a total of 100,000 shares of our common stock for issuance under the 1997 plan. As of April 1, 2003, awards representing 98,100 shares of our common stock are outstanding, and 1,900 shares remain available for future issuances under the 1997 plan.

      The 1999 plan generally permits us to make grants in the form of options, restricted stock, stock, or any other stock-based awards to employees of CNT or any subsidiary, who is not, at the time of such award, an officer or director of CNT (except with respect to officers, inducement grants). At January 31, 2003, we had reserved a total of 4,730,000 shares of our common stock for issuance under the 1999 plan. As of the date hereof, we have reserved a total of 4,980,000 shares of our common stock for issuance under the 1999 plan. As of April 1, 2003, awards representing 3,819,639 shares of our common stock are outstanding, and 1,160,361 shares remain available for future issuances under the 1999 plan.

EMPLOYMENT AGREEMENTS

      In March 2003 we entered into an employment agreement with Thomas G. Hudson to serve as our Chief Executive Officer. The agreement provides for a rolling three-year term until Mr. Hudson reaches age 65. Prior to a change in control, if Mr. Hudson’s employment with CNT is terminated other than for cause, or if Mr. Hudson terminates his employment for good reason, generally defined as being asked to accept a lesser role within the company, then Mr. Hudson is entitled to receive 200% of his base salary plus incentives. Mr. Hudson’s benefits would continue for a two-year period, and all stock options would vest and be exercisable for a three-year period following his termination date. After a change in control, if Mr. Hudson’s employment with CNT is terminated other than for cause, or if Mr. Hudson terminates his employment for good reason, then Mr. Hudson is entitled to receive 300% of his base salary plus incentives. Mr. Hudson’s benefits would continue for a three-year period, and all options would vest and be exercisable for a three-year period (or the life of the option, if shorter) following his termination date. Upon a change in control, all of Mr. Hudson’s stock options will immediately vest, if not substituted for similar options as part of the transaction resulting in the change in control. Mr. Hudson will receive an additional payment to make him whole for any excise tax owed under Section 280G of the Internal Revenue Code.

      In March 2003 we entered into an employment agreement with Gregory T. Barnum to serve as our Chief Financial Officer. The agreement provides for a rolling three-year term until Mr. Barnum reaches age 65. Prior to a change in control, if Mr. Barnum’s employment with CNT is terminated other than for cause, or if Mr. Barnum terminates his employment for good reason, generally defined as being asked to accept a lesser role within the company, then Mr. Barnum is entitled to receive 150% of his base salary plus incentives. Mr. Barnum’s benefits would continue for a two-year period, and all stock options would vest and be exercisable pursuant to their terms. The options would be exercisable for a three-year period if Mr. Barnum is age 55 or older at the date of termination. After a change in control, if Mr. Barnum’s employment with CNT is terminated other than for cause, or if Mr. Barnum terminates his employment for good reason, then Mr. Barnum is entitled to receive 200% of his base salary plus incentives. Mr. Barnum’s benefits would continue for a three-year period, and all options would vest and be exercisable pursuant to their terms. The options would be exercisable for a three-year period (or the life of the option, if shorter) if Mr. Barnum is age 55 or older at the date of termination. Upon a change in control, all of Mr. Barnum’s stock options will immediately vest, if not substituted for similar options as part of the transaction resulting in the change in control. Mr. Barnum will receive an additional payment to make him whole for any excise tax owed under Section 280G of the Internal Revenue Code.

      In February 2003, we entered into an employment agreement with James A. Fanella to serve as our Executive Vice President for Worldwide Sales and Services. The agreement is for a three-year period beginning on February 17, 2003, and provides for total annual compensation of $520,000, consisting of $260,000 in base salary and $260,000 of incentive compensation upon attainment of objectives. Mr. Fanella received an option to purchase 250,000 shares of our common stock at an exercise price of $7.19 per share, that vests ratably over a four-year period from the grant date. Mr. Fanella is eligible to participate in the CNT Executive Deferred Compensation plan, and other employee benefits offered generally by CNT its employees. CNT may terminate Mr. Fanella’s employment at any time without cause or as a result of a change in control, or Mr. Fanella may terminate his employment following a change in control due to, and only in the event of a substantial reduction in scope of duties and responsibilities, provided CNT pays Mr. Fanella severance as follows: (1) if termination of employment occurs prior to the one-year anniversary of the employment agreement, Mr. Fanella is entitled to 100% of his base pay, plus $100,000 minus any non-recoverable draws received prior to termination; or (2) if termination of employment occurs on or after the one-year anniversary, but prior to the three-year anniversary of the employment agreement, then Mr. Fanella is entitled to 50% of base pay.

Certain Relationship and Related Transactions

      During fiscal 2002 and 2001, the Company purchased $374,000 and $491,000, respectively, of bandwidth from Dynegy Connect, an entity wholly owned by Dynegy Global Communications. At January 31, 2003 the Company had commitments to purchase $933,000 of additional bandwidth from Dynegy Connect through fiscal 2006. All of the bandwidth purchases were for re-sale at a profit. The bandwidth was purchased from Dynegy Connect because they offered the best pricing. The Company has purchased bandwidth from competitors of Dynegy Connect when their pricing was more attractive. The Company’s board member, Lawrence McLernon, was formerly chief executive officer of Dynegy Global Communications.

      On May 3, 2002 the Company’s board granted Mr. Kelen, a board member, an option to purchase 50,000 shares of the Company’s common stock at a price of $8.77 per share in consideration of Mr. Kelen’s special participation on the Company’s board, and in consideration of such services to be performed in the future.

      Thomas G. Hudson’s son-in-law is employed by us as a regional sales manager. In fiscal 2002, he was paid $128,688 in compensation, commissions and bonuses. Erwin A. Kelen’s son is employed by us as an area business development manager. In fiscal 2002, he was paid $146,896 in compensation, commissions and bonuses.

COMPARATIVE STOCK PRICE PERFORMANCE

      The graph below compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index (Nasdaq Total Return Index) and the Computer Manufacturers Nasdaq Industry Category Index (Nasdaq Computer Manufacturers Index) for the same periods as compiled by the Center for Research in Security Prices of the University of Chicago Graduate School of Business (assuming the investment of $100 in our common stock, The Nasdaq Total Return Index and The Nasdaq Computer Manufacturers Index on December 31, 1997, and reinvestment of all dividends). The Nasdaq Computer Manufacturers Index is comprised of all companies listed on The Nasdaq Stock Market with SIC Code No. 357. We will promptly make available a list of the companies comprising the Nasdaq Computer Manufacturers Index on the request of a shareholder in writing to our Secretary at the address set forth on the first page of this proxy statement.

	12/31/97	12/31/98	12/31/99	1/31/01	1/31/02	1/31/03

CNT Common Stock	100.0	357.1	655.4	805.4	611.7	214.0

Nasdaq Total Return Index (US Companies)	100.0	141.0	261.5	176.5	123.9	85.4

Nasdaq Computer Manufacturers Index	100.0	217.5	461.6	310.3	178.4	110.1

PROPOSAL TO AMEND THE 1992 EMPLOYEE STOCK PURCHASE PLAN
(Item 2 on proxy card)

Approval of Amendment of Employee Stock Purchase Plan

      Our 1992 employee stock purchase plan was adopted by our board and approved by our shareholders in 1992 and 1,500,000 shares of common stock are reserved for issuance. If this proposal is approved, the amount of shares reserved for issuance will increase to 2,800,000. Our board has adopted, subject to shareholder approval, an amendment to the 1992 plan to increase the number of shares authorized for issuance thereunder from 1,500,000 shares to 2,800,000 shares, an increase of 1,300,000 shares and to increase to $7,500 the amount that may be withheld by any participant to purchase shares of common stock under the plan during any purchase period. A copy of the 1992 plan, incorporating all amendments made to date, is attached as Exhibit A. As of January 31, 2003, there were 146,936 shares of common stock available for future purchases under the 1992 plan.

      The increase in the number of authorized shares under the 1992 plan is necessary to enable us to continue to offer employees the opportunity to purchase shares of common stock under the 1992 plan and to accommodate the growth in the number of employees. The shareholders are being asked to approve this amendment to the 1992 plan at the annual meeting.

Purpose

      The purpose of the 1992 plan is to provide eligible employees with an opportunity to acquire a proprietary interest in CNT through the purchase of common stock and, thereby, to develop a stronger incentive to work for the continued success of CNT. The 1992 plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code.

Administration

      The 1992 plan is administered by the compensation committee. Subject to the provisions of the 1992 plan, the compensation committee is authorized to determine any questions arising in the administration, interpretation, and application of the 1992 plan, and to make such rules as are necessary to carry out its provisions.

Eligibility and Number of Shares

      A total of 1,500,000 shares of common stock are reserved for issuance under the 1992 plan (subject to appropriate adjustments by the compensation committee in the event of certain changes in the outstanding shares of common stock by reason of a stock dividend, stock split, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and the like). If this proposal is approved, 2,800,000 shares will be reserved for issuance under the plan. Shares delivered pursuant to the 1992 plan shall be newly issued common stock.

      Currently, any employee of CNT or, upon board approval, employees of its affiliates are eligible to participate in the 1992 plan for any “purchase period” so long as, on the first day of such purchase period, the employee’s customary employment is: (i) at least 20 hours per week; and (ii) for more than five months in any calendar year. Purchase periods are the six-month periods ending June 30 and December 31 each year.

      Any eligible employee may elect to become a participant in the 1992 plan by filing an enrollment form in advance of the purchase period in which the employee wishes to participate. The enrollment form authorizes payroll deductions beginning with the first payday in the purchase period and continuing until the employee withdraws from the 1992 plan or ceases to be eligible to participate.

      No employee may be granted the right to purchase common stock under, or otherwise participate in, the 1992 plan if after the purchase such employee would own (or have the right to purchase) stock of CNT possessing 5% or more of the total combined voting power or value of all classes of stock of CNT.

      As of April 1, 2003, approximately 700 employees were eligible to participate in the 1992 plan for the current plan period.

Participation

      An eligible employee who elects to participate in the 1992 plan authorizes CNT to make payroll deductions of between 1% and 10% of the employee’s “compensation” as defined in the 1992 plan.

      A participant may, at any time during the purchase period, elect to reduce (but not increase) the amount of deductions or to make no further deductions, as set forth in greater detail in the 1992 plan. A participant may also elect to withdraw from the 1992 plan at any time before the end of a purchase period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash within 60 days (without interest). Any participant who stops payroll deductions may not thereafter resume payroll deductions for that purchase period, and any participant who decreases payroll deductions may not thereafter further decrease or increase such deductions, except that he or she may stop further deductions.

      Amounts withheld under the 1992 plan are held by CNT as part of its general assets until the end of the purchase period and then applied to the purchase of common stock of CNT as described below. No interest is credited to a participant for amounts withheld.

Purchase of Stock

      Amounts withheld for a participant in the 1992 plan are used to purchase common stock as of the last business day of the purchase period at a price equal to 85% of the lesser of the market price (as defined in the 1992 plan) of a share of common stock on either the first or last business day of the purchase period. All amounts so withheld are used to purchase the largest number of whole shares of common stock purchasable with such amount, unless the participant has properly notified the compensation committee in advance that he or she elects to purchase a lesser number of whole shares or to receive the entire amount in cash. If the purchases by all participants would exceed the number of shares of common stock available for purchase under the 1992 plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of common stock will be paid to the participant in cash within 60 days after the end of the purchase period. Currently, no more than $5,000 may be withheld by any participant to purchase shares of common stock under the 1992 plan during any purchase period. If this proposal is approved, the amount that may be withheld by any participant during any purchase period will increase to $7,500.

      As soon as practicable after the close of the purchase period, we issue and deliver to participants certificates representing the respective shares of common stock purchased under the 1992 plan.

      No more than 2,500 shares of common stock and other stock may be purchased under the 1992 plan and all other employee stock purchase plans (if any) of CNT and any subsidiary corporations of CNT by any participant for each purchase period.

Death, Disability, Retirement, or Other Termination of Employment

      If the participant’s employment terminates because the employee has died, becomes permanently disabled, or has retired at or after age 65 (or earlier with the consent of the compensation committee), the participant (or his or her legal representative) may either: (i) withdraw from the 1992 plan, in which case all amounts withheld and not previously used to purchase common stock pursuant to the 1992 plan will be refunded in cash; or (ii) elect to receive a refund of only a portion of such amounts and to apply the balance toward the acquisition of common stock at the end of the purchase period. Any such election must be made within three months of the event causing termination of employment, but not (except in the case of death) later than the conclusion of the purchase period. If no notice of election is filed with the compensation committee within the prescribed period, the participant will be deemed to have elected to withdraw from the 1992 plan.

      If a participant’s employment terminates for any other reason, we will refund in cash all amounts withheld and not previously used to purchase common stock under the 1992 plan.

Rights Not Transferable

      The rights of a participant in the 1992 plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the 1992 plan may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution.

Amendment or Modification

      Our board may at any time amend or modify the 1992 plan, provided that approval by our shareholders is required to: (i) increase the number of shares of common stock to be reserved under the 1992 plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations combinations, exchanges of shares and the like); (ii) decrease the minimum purchase price (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations combinations, exchanges of shares and the like); (iii) withdraw the administration of the 1992 plan from the compensation committee; or (iv) change the definition of employees eligible to participate in the Stock Purchase Plan.

Termination

      All rights of participants in any offering under the 1992 plan will terminate at the earlier of: (i) the conclusion of the purchase period ending June 30, 2012; (ii) the day participants become entitled to purchase a number of shares of common stock equal to or greater than the number of shares remaining available for purchase; or (iii) at any time, at the discretion of our board, after 30 days’ notice has been given to all participants.

      Upon termination, shares of common stock available under the 1992 plan will be issued to participants and cash, if any, previously withheld and not used to purchase common stock will be refunded to the participants, as if the 1992 plan were terminated at the end of a purchase period.

Federal Tax Considerations

      No income will be recognized by a participant due to the purchase of shares under the 1992 plan until the participant disposes of those shares or dies. Participants will recognize ordinary income on shares which they sell that were held for more than 18 months from the date of purchase and more than two years after the first day of the purchase period during which the participants acquired the shares sold. Participants will also have ordinary income if they die while holding the shares. The amount of ordinary income upon such disposition or death is equal to the lesser of:

•	the excess of the fair market value of the shares on the date of disposition or death over the purchase price paid by the participant, or

•	the excess of the fair market value of the shares on the first day of the purchase period during which they were acquired over the purchase price paid by the participant.

If the holding period has been satisfied when the participant sells the shares or if the participant dies while holding the shares, we will not be entitled to any deduction in connection with the shares.

      The tax consequences will be different if a participant disposes of shares within the 18-month period after the date of purchase or within the two-year period after the first day of the purchase period during which the participant acquired the shares sold. The participant will be considered to have realized ordinary income in the year of disposition equal to the difference between the fair market value of the shares on the date they were purchased and the purchase price paid by the participant. We generally will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income.

      Participants will have a basis in their shares equal to the purchase price of the shares plus any amount that must be treated as ordinary income at the time of the disposition of the shares. Any gain realized on the disposition of shares acquired under the 1992 plan in excess of the basis will be capital gain.

Board Recommendation and Voting Requirements

      Our board recommends a vote FOR approval of the amendment to the 1992 plan. Provided a quorum is present, the affirmative vote of holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on this item and present, in person or by proxy, at the annual meeting is required for approval of the amendment to increase the number of shares of common stock reserved for issuance under the 1992 plan by 1,300,000 and increase the amount that may be withheld by any participant during any purchase period to $7,500. Proxies solicited by our board will be voted for approval of the amendment, unless shareholders specify otherwise in their proxies.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT AUDITORS
(Item 3 on proxy card)

      KPMG LLP has audited our financial statements since 1984 and has no other relationship with or interest in us. Our board, based on the recommendation of the audit committee, has again appointed KPMG LLP to serve as our independent auditors for the fiscal year ending January 31, 2004, subject to ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG LLP, our board will select another firm of independent auditors. Proxies solicited by our board will be voted to ratify the appointment of KPMG LLP, unless shareholders specify otherwise in their proxies. Representatives of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions.

      Our Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent accountants for fiscal 2003.

      In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee.

     Audit Fees:

      Audit fees billed to us by KPMG LLP during fiscal year 2002 for the audit of our annual financial statements and those financial statements included in our quarterly reports on Form 10-Q totaled $258,000.

     Audit Related Fees:

      Audit related fees billed to us by KPMG LLP during fiscal 2002 totaled $157,000.

     Tax Related Fees:

      Tax related service fees billed to us by KPMG LLP during fiscal 2002 totaled $10,000.

     All Other Fees:

      There were no other fees billed to us by KPMG LLP during fiscal year 2002.

      The audit committee has considered whether the provision of all other services by KPMG LLP is compatible with maintaining independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The audit committee of our board is responsible for overseeing management’s financial reporting practices and internal controls. Nasdaq listing standards require that all Nasdaq-listed companies have audit committees composed of at least three outside, independent directors. Our audit committee was composed of three outside, independent directors during fiscal 2002.

      The audit committee acts under a written charter that was first adopted and approved by our board on May 25, 2000.

      In connection with our consolidated financial statements for the fiscal year ended January 31, 2003, the audit committee has:

•	reviewed and discussed the audited financial statements with management and with representatives of KPMG LLP, our independent auditors;

•	discussed with our independent auditors the matters required to be discussed by Statement On Auditing Standards No. 61 (Communications with Audit Committees); and

•	received from our independent auditors the written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of KPMG LLP with representatives of our independent auditors.

      Based on these actions, the audit committee has recommended to the CNT board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as filed with the SEC.

JOHN ROLLWAGEN
PATRICK A. GROSS
LAWRENCE MCLERNON
Members of the Audit Committee

SHAREHOLDER PROPOSALS AND OTHER MATTERS

      Shareholders Proposal for 2004 Annual Meeting. We must receive any shareholder proposals for our 2004 annual meeting at our principal executive offices at 6000 Nathan Lane North, Plymouth, MN 55442 on or before January 16, 2004 in order to be included in the proxy statement for that meeting. The proposals also must comply with all applicable statutes and regulations.

      Other Matters. At the time this proxy statement was mailed, our board was not aware of any matters to be presented for action at the annual meeting other than those discussed in this proxy statement. If other matters properly come before the meeting, the proxy holders have discretionary authority — unless it is expressly revoked — to vote all proxies in accordance with their discretion.

      Annual Report. Our Annual Report to Shareholders for fiscal year 2002, including financial statements, but excluding exhibits, is being mailed with this proxy statement to those shareholders entitled to notice of the annual meeting and who did not elect to receive annual reports and proxy statements electronically. No part of our annual report is incorporated herein and no part is to be considered proxy soliciting materials.

      Electronic Delivery. This proxy statement and annual report for fiscal year 2002 may be viewed online at www.cnt.com/financials. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote by Internet or by phone. If you choose this option, you will receive a proxy form in May listing the Web site locations and your choice will remain in effect until you notify CNT by mail that you wish to resume mail delivery of these documents. If you hold your CNT stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

      “Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. CNT and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify CNT by sending a written request to Investor Relations, CNT, 6000 Nathan Lane North, Minneapolis, MN 55442.

      A copy of our annual report on Form 10-K, filed with the SEC, will be furnished free of charge to any CNT shareholder upon request. If a shareholder requests copies of any exhibits to the Form 10-K, we will require the payment of a fee covering our reasonable expenses in furnishing such exhibits. Any such request should be made to Investor Relations, CNT, 6000 Nathan Lane North, Minneapolis, Minnesota 55442.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory T. Barnum
Vice President of Finance, Chief Financial Officer
and Corporate Secretary

Minneapolis, Minnesota
May 15, 2003

EXHIBIT A

1992 EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated through April 17, 2003)

      1. Purpose and Scope of Plan. The purpose of the 1992 Employee Stock Purchase Plan (the “Plan”) is to provide the employees of Computer Network Technology Corporation (the “Company”) and its affiliates with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986,as amended, and shall be interpreted and administered in a manner consistent with such intent.

      2. Definitions.

2.1 Whenever used in this Plan:

(a) “Affiliate” means any parent or subsidiary corporation of the Company as defined in Sections 424(e) and 424(f) of the Code and whose participation in the Plan has been approved by the Board of Directors.

(b) Intentionally Omitted

(c) “Board of Directors” means the board of directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board of Directors.

(f) “Common Stock” means the common stock, par value $.01 per share of the Company.

(g) “Company” means Computer Network Technology Corporation.

(h) “Compensation” means the wages, tips and other compensation paid to a Participant by the Company or an Affiliate and reportable in the box designated “wages, tips, other compensation” on Treasury Form W-2 (or any comparable successor box or form) for the calendar year but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in section 3401(a)(2) of the Code). Compensation shall be determined on a cash basis. Provided, however, that Compensation shall include elective contributions made by the Company or an Affiliate on behalf of a Participant that are not includible in gross income under sections 125, 402(a)(8), 402(h), 403(b), 414(h)(2) and 457 of the Code including elective contributions authorized by a Participant under a cafeteria plan or any other qualified cash or deferred arrangement under section 401(k) of the Code. Provided, further that Compensation shall exclude all of the following: (i) reimbursements or other expense allowances including foreign service allowances, station allowances, foreign tax equalization payment and other similar payments; (ii) welfare and fringe benefits (both cash and non-cash) including third-party sick pay (i.e., short-term and long-term disability insurance benefits), income imputed from insurance coverages and premiums, employee discounts and other similar amounts, payments for vacation or sick leave accrued but not taken, final payments on account of termination of employment (i.e., severance payments) and settlement for accrued but unused vacation and sick leave; (iii) moving expenses; (iv) deferred compensation (both when deferred and when received); (v) the Saturday Night Stay-over Program; and (vi) any income related to the exercise of nonqualified stock options, the sale of stock within eighteen months of receipt under the Employee Stock Purchase Plan, the stock options received pursuant to any Company or Affiliate stock option plan, or the vesting of restricted stock under any Company or Affiliate stock award plan.

(i) “Eligible Employee” means any employee of the Company or an Affiliate whose customary employment is (i) at least 20 hours per week and (ii) for more than 5 months in any calendar year, provided, however, that “Eligible Employee” shall not include any person who would be deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

(j) Intentionally Omitted

(k) “Fair Market Value” as of any date means:

(i) the closing sale price of a share of Common Stock on the date specified or, if no sale of shares of Common Stock shall have occurred on that date, on the next preceding day on which a sale occurred of shares on the National Association of Securities Dealers Inc. Automated Quotations National Market System (“NMS”), or

(ii) if the shares of Common Stock are not quoted on the NMS, what the Committee determines in good faith to be the fair market value of a share of Common Stock on that date.

If such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury applicable to plans intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14 hereof.

(l) “Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

(m) “Plan” means this 1992 Employee Stock Purchase Plan.

(n) “Purchase Period” means commencing July 1, 2002, each six month period ending on June 30 and December 31 during the remainder of the term of this Plan.

(o) “Stock Purchase Account” means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

      3. Scope of the Plan. Options to purchase shares of Common Stock may be granted by the Company to Eligible Employees during the period commencing July 1, 1992 and ending June 30, 2012 as hereinafter provided, but not more than 1,500,000 shares of Common Stock (2,800,000 shares of Common Stock, effective April 17, 2003, but subject to shareholder approval at the next scheduled shareholders meeting) shall be purchased pursuant to such options. Shares shall be subject to adjustment as provided in Section 14 hereof. Provided, however, that if insufficient shares are available for issuance under the Plan for a Purchase Period, then in that Purchase Period the shares of Common Stock available (determined without regard to the increase in available shares if shareholder approval is not obtained for the increase in number of shares available for issuance under the Plan from 1,500,000 to 2,800,000) shall be allocated among the Participants pro-rata based on the relative amount of contributions made by each during the Purchase Period, with any amount not used to purchase Common Stock refunded to the Participant in cash. All options granted pursuant to this Plan shall be subject to the same terms, conditions, rights, and privileges. The shares of Common Stock delivered by the Company pursuant to this Plan may be acquired shares having the status of authorized but un-issued shares, newly issued shares, or both.

      4. Eligibility and Participation. To be eligible to participate in this Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an enrollment form with the Committee in advance of the Purchase Period that authorizes regular payroll deductions from Compensation beginning with the first payday in the

Purchase Period and continuing until the Eligible Employee withdraws from the Plan or ceases to be an Eligible Employee.

      5. Amount of Common Stock Each Eligible Employee May Purchase.

5.1 Subject to the provisions of this Plan, each Eligible Employee shall be offered the option to purchase on the last day of the Purchase Period the largest number of whole shares of Common Stock that can be purchased at the price specified in Section 5.2 hereof with the entire credit balance in the Participant’s Stock Purchase Account: provided however, that no more than the lesser of (i) 2,500 shares of Common Stock and other stock for each Purchase Period or (ii) $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of shares of Common Stock and other stock may be purchased under this Plan and all other employee stock purchase plans (if any) of the Company and the Affiliates by any Participant for each calendar year. If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3 hereof, however, each Participant shall be allocated a ratable portion of the maximum number of shares of Common Stock, which may be sold.

5.2 The purchase price of each share of Common Stock sold pursuant to this Plan will be the lesser of (i) 85% of the Fair Market Value of such share on the first business day of the Purchase Period or (ii) 85% of the Fair Market Value of such share on the last business day of the Purchase Period.

      6. Method of Participation.

6.1 The Committee shall give notice to Eligible Employees of each offering of options to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for each offering. Such notice is subject to revision by the Company at any time prior to the date of grant of the option. The first day of a Purchase Period is the date contemplated by the Company as the date of grant of the option to purchase such shares.

6.2 Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing an election form developed by the Committee. An Eligible Employee may elect withholding from Compensation in any whole percentage from 0% to 10%. Notwithstanding the foregoing, a Participant may not withhold more than $7,500 in the aggregate during each Purchase Period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the commencement of the Purchase Period to which it relates and shall remain in effect unless and until such Participant withdraws from this Plan, modifies his or her authorization, or terminates his or her employment with the Company as hereinafter provided.

6.3 Any Eligible Employee who does not make a timely election as provided in Section 6.2 hereof shall be deemed to have elected not to participate in the Plan. Such election shall be irrevocable for such Purchase Period.

      7. Stock Purchase Account.

7.1 The Company shall maintain a Stock Purchase Account for each Participant. Payroll deductions pursuant to Section 6 hereof will be credited to such Stock Purchase Accounts on each payday.

7.2 No interest will be credited to a Participant’s Stock Purchase Account.

7.3 The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company.

7.4 A Participant may not make any separate cash payment into his or her Stock Purchase Account.

      8. Right to Reduce Participation or to Withdraw.

8.1 A Participant may, at any time during a Purchase Period, direct the Company to make no further deductions from his or her Compensation or to reduce the amount of such deductions. Upon either of such actions, future payroll deductions with respect to such Participant shall cease or be reduced in accordance with the Participant’s direction.

8.2 Any Participant who stops payroll deductions may not thereafter resume payroll deductions for the Purchase Period, and any Participant who decreases payroll deductions may not thereafter further decrease or increase such deductions, except that he or she may stop further deductions.

8.3 At any time before the end of a Purchase Period, any Participant may also withdraw from the Plan. In such event, all future payroll deductions shall cease and the entire credit balance in the Participant’s Stock Purchase Account will be paid to the Participant, without interest, in cash within 60 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period.

8.4 Notification of a Participant’s election to reduce or terminate deductions, or to withdraw from the Plan, shall be made by the filing of an appropriate notice to such effect with the Committee.

      9. Termination of Employment.

9.1 If the employment of a Participant is terminated prior to conclusion of the Purchase Period because of death, permanent disability, or retirement at or after age 65, or earlier with the consent of the Committee, the Participant or his or her legal representative, as applicable, may either:

(a) withdraw from the Plan, in which event the Company shall refund in cash the entire balance in the Participant’s Stock Purchase Account; or

(b) elect to receive a distribution of only a portion of his or her Stock Purchase Account, in which event the Company shall refund such portion in cash and shall leave the balance of the Stock Purchase Account to be applied at the end of the Purchase Period towards the acquisition of shares of Common Stock as provided in Section 10 hereof.

9.2 The election of a Participant or his or her legal representative, as applicable, pursuant to Section 9.1 shall be made within three months of the event causing the termination of employment, but not (except in the case of death) later than the conclusion of the Purchase Period. Notification of the election shall be filed with the Committee and, in the event no notification has been filed within the prescribed period, the Participant shall be deemed to have elected to withdraw from the Plan in accordance with Section 9.1(a) hereof.

9.3 If the employment of a Participant is terminated for any reason other than those specified in Section 9.1 hereof, the Company shall refund in cash all amounts credited to his or her Stock Purchase Account.

      10. Exercise of Option and Purchase of Shares.

10.1 As of the last day of the Purchase Period, the entire credit balance in each Participant’s Stock Purchase Account will be used to purchase the largest number of whole shares of Common Stock purchasable with such amount (subject to the limitations of Section 5 hereof) unless the Participant has filed an appropriate form with the Committee in advance of that date (which either elects to purchase a specified number of whole shares which is less than the number described above or elects to receive the entire credit balance in cash).

10.2 Any amount remaining in a Participant’s Stock Purchase Account after such purchase (or the entire credit balance if the Participant elected not to purchase any shares) will be paid to the Participant in cash within 60 days after the end of the Purchase Period.

10.3 As soon as practicable after the close of the Purchase Period, certificates for the number of whole shares of Common Stock, determined as aforesaid, purchased by each Participant shall be issued and delivered to him or her.

10.4 The Company may withhold from any cash payment to an employee or other person (including a Successor or a Transferee) an amount sufficient to cover any withholding taxes required or permitted to be withheld from the employee or other person. The Company shall have the right to require an employee or other person receiving Common Stock under this Plan to pay to the Company a cash amount sufficient to cover any withholding taxes, including any income tax, social security tax, national insurance contribution, or other kind or type of tax for which the employee, the Company or any Affiliate may be liable as a consequence of the employee or other person participating in or receiving Common Stock under the Plan. In lieu of all or any part of such a cash payment from a person receiving Common Stock under this Plan, the Committee may permit the individual to elect to cover all or any part of the withholdings, and to cover any additional withholdings up to the amount needed to cover the full amount of federal, state, and local tax with respect to income arising with respect to transactions under the Plan, through a reduction of the number of shares of Common Stock delivered to such individual or a subsequent return to the Company of shares of Common Stock held by the employee or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws. The Company or the relevant Affiliate may in accordance with and to the extent it is able under the laws of the jurisdiction with respect to which a tax is owed, deduct the relevant amount from current or subsequent earnings payable to the employee. To the extent that the Company or the relevant Affiliate cannot (or does not) make the relevant deductions, the employee or person receiving the Common Stock shall enter into such other arrangements for the individual to reimburse the Company or the Affiliate for the amount of the tax liability as the Company shall require, and the Company may make the individual’s agreement to such arrangements a condition of participation in or the receipt of any Common Stock under the Plan.

      11. Rights as a Stockholder. A Participant shall not be entitled to any of the rights or privileges of a stockholder of the Company with respect to such shares, including the right to receive any dividends which may be declared by the Company, until he or she actually has paid the purchase price for such shares and certificates have been issued to him or her in accordance with Section 10.

      12. Rights Not Transferable. A Participant’s rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, or transfer the same shall be null and void and without effect. The amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged, or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation, or other disposition of such amounts will be null and void and without effect.

      13. Administration of the Plan.

13.1 This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation, and application of this Plan, and all such determinations shall be conclusive and binding on all parties.

13.2 If any option granted under this Plan shall lapse or terminate unexercised, the number of shares of Common Stock covered thereby shall again become available for sale under this Plan.

      14. Adjustment Upon Changes in Capitalization. In the event or any change in the Common Stock of the Company by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares, and the like, the aggregate number and class of shares available under this Plan and the number, class, and purchase price of shares under option but not yet purchased under this Plan, shall be adjusted appropriately by the Committee.

      15. Registration of Certificate. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form.

      16. Amendment of Plan. The Board of Directors may at any time amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to options accepted under this Plan, except that, without stockholder approval on the same basis as required by Section 19.1, no amendment shall be made (i) to increase the number of shares to be reserved under this Plan, (ii) to decrease the minimum purchase price, (iii) to withdraw the administration of this Plan from the Committee, or (iv) to change the definition of employees eligible to participate in the Plan.

      17. Effective Date of Plan. This Plan shall consist of an offering commencing July 1, 1992 and ending May 31, 1993 and thereafter 4 consecutive annual offerings beginning on June 1 of each year and ending on May 31 of the subsequent year; and commencing June 1, 1997 and ending November 30, 2001, 9 consecutive six-month offerings beginning on June 1 and December 1; and commencing December 1, 2001 and ending June 30, 2002, a seven month offering period; and thereafter, 20 consecutive six month periods ending on December 31 and June 30 during the remainder of the term of this Plan. All rights of Participants in any offering hereunder shall terminate at the earlier of the conclusion of the last Purchase Period authorized herein on June 30, 2012 or:

17.1 On the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase;

17.2 At any time, at the discretion of the Board of Directors, after 30 days’ notice has been given to all Participants.

Upon termination of this Plan, shares of Common Stock in accordance with Section 10 shall be issued to Participants, and cash, if any, remaining in the Participants’ Stock Purchase Accounts shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.

      18. Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale, or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933 as amended, covering the shares of Common Stock purchasable under options on the last day of the Purchase Period applicable to such options, and if such a registration statement shall not then be effective, the term of such options and the Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to the National Association of Securities Dealers, Inc. covering the shares of Common Stock under the Plan upon official notice of issuance.

      19. Miscellaneous.

19.1 This Plan shall be submitted for approval by the stockholders of the Company prior to May 31, 1992. If not so approved prior to such date, this Plan shall terminate on June 1, 1992.

19.2 This Plan shall not be deemed to constitute a contract of employment between the Company and Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect, which such treatment might have upon him or her under this Plan.

19.3 Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural, and the plural may be read as the singular.

19.4 This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

19.5 Delivery of shares of Common Stock or of cash pursuant to this Plan shall be subject to any required withholding taxes. A person entitled to receive shares of Common Stock may, as a condition precedent to receiving such shares, be required to pay the Company a cash amount equal to the amount of any required withholdings.

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
ph. (763) 268-6000

Annual Shareholders’ Meeting Location

June 25, 2003
10:00 AM

From the Airport to CNT Minneapolis
Follow the signs to Interstate 494 West. Take 494 West
Exit Highway 169 and go North
Exit at Bass Lake Road and go West
Take a right at Nathan Lane
CNT is the second building on the right	CNT is located on the Northwest corner of Highway 169 and Bass Lake Road.
From Downtown to CNT Minneapolis
Follow the signs to Interstate 394 West. Take 394 West.
Exit Highway 169 and go North.
Exit at Bass Lake Road and go West.
Take a right at Nathan Lane.
CNT is the second building on the right	6000 Nathan Lane North Minneapolis, MN 55442 (763) 268-6000

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED BELOW	Mark Here for Address ☐ Change or Comments PLEASE SEE REVERSE SIDE

1. ELECTION OF DIRECTORS			FOR	AGAINST	ABSTAIN

FOR all nominees listed (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees below	2. TO AMEND THE 1992 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,300,000 TO 2,800,000; AND TO INCREASE TO $7,500 THE AMOUNT THAT MAY BE WITHHELD BY ANY PARTICIPANT TO PURCHASE SHARES OF COMMON STOCK UNDER THE PLAN DURING ANY PURCHASE PERIOD;	☐	☐	☐
☐	☐
			FOR	AGAINST	ABSTAIN

		3. TO RATIFY AND APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2004; AND	☐	☐	☐

4. TO TRANSACT OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

NOMINEES: 01 Thomas G. Hudson, 02 Patrick W. Gross, 03 Erwin A. Kelen, 04 John A. Rollwagen, 05 Lawrence A. McLernon, 06 Kathleen B. Earley and 07 Bruce J. Ryan	Shareholders of record as of the close of business on April 28, 2003 are the only persons entitled to notice of and to vote at the meeting.

Please disregard if you have previously provided your consent decision.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)	By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐

Signature	Signature	Date
PLEASE SIGN exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

 Detach here from proxy voting card.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/cmnt	Telephone 1-800-435-6710		Mail
Use the Internet to vote your
proxy. Have your proxy card in
hand when you access the web
site. You will be prompted to enter
your control number, located in
the box below, to create and
submit an electronic ballot	OR	Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
	and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.cnt.com/financials

COMPUTER NETWORK TECHNOLOGY CORPORATION
ANNUAL MEETING OF SHAREHOLDERS JUNE25, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Computer Network Technology Corporation, a Minnesota corporation, will be held on Wednesday, June 25, 2003 at our headquarters at 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, beginning at 10:00 a.m. for the following purposes.

Whether or not you expect to attend the meeting, please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

 Detach here from proxy voting card.

Computer Network Technology Corporation (CNT)
Annual Shareholders Meeting
June 25, 2003, 10:00 am

to be held at CNT’s Corporate Headquarters:
6000 Nathan Lane North
Plymouth, Minnesota
763-268-6000

Attend CNT’s Annual Shareholders Meeting online at www.cnt.com or in person.
Refer to map and directions in back of proxy statement.

You can now access your Computer Network Technology Corporation account online.

Access your Computer Network Technology Corporation shareholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC agent for Computer Network Technology, now makes it easy and convenient to get current information on your registered shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	Establish/change your PIN	•	Sell book shares
•	View certificate history and book-entry shares	•	Make address changes	•	Issue certificate

Visit us on the web at http://www.melloninvestor.com and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology	You are now ready to log in. To access your account please enter your: • SSN or Investor ID • PIN • Then click on the Submit button	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions. • Establish/Change your PIN • Certificate History and Book-Entry Shares

• SSN or Investor ID	If you have more than one account, you will now be asked to select the appropriate account.	• Issue Certificate • Address Change

• Then click on the Establish PIN button Please be sure to remember your PIN, or maintain it in a secure place for future reference		• Sell Book Shares

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time